ARTICLES OF AMENDMENT

                                     TO THE

                          ARTICLES OF INCORPORATION OF

                                EFTC CORPORATION


                  Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                  FIRST:  The name of the corporation is EFTC Corporation.

                  SECOND: The following amendment to the Articles of Incorporation was adopted on August 22, 2000, as prescribed by the Colorado Business Corporation Act, by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

                  THIRD: Subparagraph (a) of Article Two of the Articles of Incorporation is hereby amended to read in its entirety:


                (a) Total Capital. The total number of shares of capital stock that the Corporation shall have the authority to issue is 80,000,000, of which 75,000,000 shares shall be common stock with a par value of $0.01 per share ("Common Stock") and 5,000,000 shares shall be preferred stock with a par value of $0.01 per share ("Preferred Stock").


                FOURTH: Except as amended hereby, the provisions of the Articles of Incorporation, as heretofore amended, shall remain in full force and effect.

                Dated:  August 22, 2000

                                           EFTC CORPORATION


                                           By: /s/ August P. Bruehlman
                                           Name: August P. Bruehlman
                                           Title:  Secretary